Exhibit 99.2

Dynavax Provides New Durability of Response Data for SD-101 in Combination with KEYTRUDA® (pembrolizumab) in Melanoma at the 2018 American Association for Cancer Research Annual Meeting

Demonstrates potential to achieve long-term, systemic responses

Combination therapy was well tolerated

Additional SD-101 data in head and neck squamous cell carcinoma presented at AACR

BERKELEY, CA – 04/17/18 – Dynavax Technologies Corporation (NASDAQ: DVAX) today presented durability of response data in advanced melanoma patients from its ongoing Phase 1b/2 study investigating SD-101, Dynavax's intratumoral TLR9 agonist, in combination with KEYTRUDA®, an anti-PD-1 therapy developed by Merck (known as MSD outside the United States and Canada). Data were presented in a poster session at the 2018 American Association for Cancer Research (AACR) Annual Meeting and show that the combination resulted in an ongoing response rate of 86 percent at a median follow-up of 18 months for patients who were naïve to anti-PD-1/L1 treatment. The full poster presentation can be accessed at http://investors.dynavax.com/events-presentations.

“We are encouraged by the review of the safety, durability, and anti-tumor response in this initial group of patients,” said Eddie Gray, Chief Executive Officer of Dynavax. “These preliminary results suggest that not only is this combination generating immune activity in the injected tumors, but that we can also induce an immune response to tumors at distant sites. These findings, coupled with our recently reported head and neck data provide further support for our plans to expand our clinical program into multiple tumor types in combination with a range of modalities.”

Highlights from Poster Presentation of Advanced Melanoma Durability Data

•	86% (6 out of 7) of initial responses in advanced melanoma patients naïve to anti-PD-1/L1 treatment were ongoing after a median of 18 months of follow up
•	2 of 12 evaluable patients with progressive disease on prior anti-PD-1/L1 monotherapy achieved a partial or stable disease response for at least 10.5 months
•	Well-tolerated and showed no increase in the frequency of immune-related adverse events over individual monotherapies, nor evidence of a unique safety signal
•	The most common treatment-related adverse events were injection site reactions and transient mild-to-moderate flu-like symptoms, including fever, chills and myalgia
•	Medianprogression-free survival (PFS), duration of response, and overall survival in naïve patients have not been reached
•	Responses were observed in the injected lesion and in distant lesions, including visceral metastases in the lung

About MEL-01 (KEYNOTE-184)

The dose-escalation and expansion study of SD-101 in combination with KEYTRUDA includes patients with histologically or cytologically confirmed unresectable Stage IIIc/IV melanoma. The primary endpoint of the trial is safety of intratumoral SD-101 in combination with KEYTRUDA. In addition, the trial is investigating response as assessed by the investigator according to RECIST v1.1, biomarker assessments and duration of response. Patients previously treated with anti-PD-1 and other immunotherapies are included.

About SD-101

SD-101, the Company's lead clinical candidate, is a proprietary, second-generation, Toll-like receptor 9 (TLR9) agonist CpG-C class oligodeoxynucleotide. Dynavax is evaluating this intratumoral TLR9 agonist in several clinical studies to assess its safety and activity, including a Phase 2 study in combination with KEYTRUDA® (pembrolizumab), an anti-PD-1 therapy, in patients with advanced melanoma and in patients with head and neck squamous cell cancer, in a clinical collaboration with Merck. Dynavax maintains all commercial rights to SD-101.

About Dynavax

Dynavax is a fully-integrated biopharmaceutical company focused on leveraging the power of the body's innate and adaptive immune responses through toll-like receptor (TLR) stimulation. Dynavax discovers and develops novel vaccines and immuno-oncology therapeutics. The Company’s first commercial product, HEPLISAV-B® [Hepatitis B Vaccine (Recombinant), Adjuvanted], is approved in the United States. Dynavax's lead immunotherapy product, SD-101, is an investigational cancer immunotherapeutic currently being evaluated in Phase 1/2 studies and its second cancer immunotherapeutic, DV281, is in Phase 1 development. For more information, visit www.dynavax.com.

Forward Looking Statement

This press release contains "forward-looking" statements, including statements regarding the conduct of clinical trials of SD-101. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether we can timely provide adequate clinical supplies; initiation, enrollment and completion of clinical trials of SD-101; the results of clinical trials and the impact of those results on the initiation or continuation of subsequent trials and issues arising in the regulatory process; the ability to successfully develop and commercialize SD-101; and whether or not Dynavax and parties with whom we are collaborating may reach any future agreement on further studies or a more extensive collaboration beyond the clinical trials contemplated under the existing agreements, as well as other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

KEYTRUDA is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc.

Contact:

David Burke

Director, Investor Relations & Corporate Communications

510.665.7269

dburke@dynavax.com